Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300

IPG PHOTONICS REPORTS 22% REVENUE GROWTH FOR FOURTH QUARTER 2011 AND 59% REVENUE

GROWTH FOR FULL YEAR

High-Power Laser Sales for Material Processing Applications Sustain Growth Momentum

Fourth Quarter Net Income Increases 15% Year Over Year and 118% for the Full Year

OXFORD, Mass. – February 10, 2012 – IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter and fiscal year ended December 31, 2011.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data)	2011	2010	% Change	2011	2010	% Change
Revenue	$123.5	$101.0	22%	$474.5	$299.3	59%
Gross margin	53.8%	55.0%		54.2%	48.9%
Operating income	$46.1	$38.8	19%	$175.5	$80.4	118%
Operating margin	37.3%	38.4%		37.0%	26.9%
Net income attributable to IPG Photonics Corporation	$31.1	$27.1	15%	$117.8	$54.0	118%
Earnings per diluted share	$0.64	$0.56	14%	$2.41	$1.13	113%

Management Comments

“We again report strong growth for the fourth quarter and for the full year,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Revenues for the year increased 59% and net income more than doubled. Our fourth-quarter results were consistent with the trend that carried through 2011 – strong year-over-year revenue growth driven by high-power laser sales for materials processing applications.”

“In the fourth quarter of 2011, revenues increased 22% compared with a strong fourth quarter of 2010,” said Dr. Gapontsev. “We also grew earnings to $0.64 per diluted share from $0.56 per diluted share a year ago. For the full year, earnings rose to $2.41 per diluted share in 2011 from $1.13 per diluted share, and gross margins stepped up to 54.2% in 2011 from 48.9% a year ago.”

“We saw continued robust sales in materials processing, which accounted for 90% of total sales and rose 32% year-over-year,” said Dr. Gapontsev. “High power lasers, our largest product line, grew 62% year over year in the fourth quarter, driven primarily by demand for cutting and welding applications in Europe and North America from OEMs, as well as multiple applications in the automotive industry. Overall, our total sales growth was impacted by lower year-over-year sales in non-materials applications which account for much smaller portions of total sales. IPG finished the year with a book-to-bill ratio in excess of 1.0.”

“At year end, IPG had $205.7 million in cash and short-term investments on the balance sheet, an increase of $9.1 million from the previous quarter,” said Dr. Gapontsev. “In 2011, IPG generated $87.9 million in cash from operations. We spent approximately $54 million on capital expenditures, primarily to support manufacturing and technology improvements, as well as capacity for the assembly of finished product.”

IPGP Q4 2011 Results/ 2

Business Outlook and Financial Guidance

“The past year has proven that significant opportunities exist for IPG’s fiber lasers, even in the face of slow economic growth and global uncertainties,” said Dr. Gapontsev. “Several factors are driving the increasing acceptance of our technology and we are well positioned to capitalize on this trend. Going forward, we will focus on managing growth, expanding our product and application scope and building capacity to meet increasing demand. With the leverage in our business model, we believe we can translate that demand into sustained profitability.”

“We typically experience some seasonality in our first quarter. So while we expect first-quarter sales to grow year over year, the low to mid-range of our guidance reflects a potential sequential decline from the fourth quarter from seasonal factors,” said Dr. Gapontsev. “Going forward, we are mindful of the economic environments in Europe and China, although we believe the long-term prospects in both geographies are promising for IPG.”

IPG Photonics expects revenue in the range of $115 million to $125 million for the first quarter of 2012. The Company anticipates earnings per diluted share in the range of $0.54 to $0.64 based on 48,685,000 diluted common shares, which includes 47,564,000 basic common shares outstanding and 1,121,000 potentially dilutive options at December 31, 2011.

As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.

Conference Call Reminder

The Company will hold a conference call to review its financial results and business highlights today, February 10, 2012 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG’s website.

About IPG Photonics Corporation

IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

Safe Harbor Statement

Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements

IPGP Q4 2011 Results/ 3

involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, significant opportunities for IPG, growing acceptance of our technology and our ability to capitalize on this trend, our focus on managing growth, expanding our product and application scope, building capacity to meet increasing demand, translating increasing demand to sustained profitability, and revenue and earnings per share expectations for the first quarter of 2012. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 15, 2011) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q4 2011 Results/ 4

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in thousands, except per share data)
NET SALES	$123,524	$100,985	$474,482	$299,256
COST OF SALES	57,100	45,466	217,227	152,798

GROSS PROFIT	66,424	55,519	257,255	146,458

OPERATING EXPENSES:
Sales and marketing	5,280	5,303	21,731	19,100
Research and development	6,580	5,292	25,422	19,160
General and administrative	9,943	6,633	37,442	28,645
Gain on foreign exchange	(1,449)	(523)	(2,862)	(848)

Total operating expenses	20,354	16,705	81,733	66,057

OPERATING INCOME	46,070	38,814	175,522	80,401

OTHER INCOME (EXPENSE), Net:
Interest expense, net	(96)	(439)	(681)	(1,188)
Other income (expense), net	208	453	(257)	39

Total other income (expense)	112	14	(938)	(1,149)

INCOME BEFORE PROVISION FOR INCOME TAXES	46,182	38,828	174,584	79,252
PROVISION FOR INCOME TAXES	(14,327)	(11,560)	(53,575)	(24,900)

NET INCOME	31,855	27,268	121,009	54,352
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	769	206	3,250	361

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$31,086	$27,062	$117,759	$53,991

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.65	$0.58	$2.48	$1.16
Diluted	$0.64	$0.56	$2.41	$1.13
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	47,564	46,835	47,365	46,424
Diluted	48,685	48,141	48,685	47,594

IPGP Q4 2011 Results/ 5

IPG PHOTONICS CORPORATION

STOCK-BASED COMPENSATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2011	2010	2011	2010
Cost of sales	$428	$145	$1,731	$727
Sales and marketing	297	198	1,503	801
Research and development	247	103	1,036	446
General and administrative	896	272	3,778	1,222

Total stock-based compensation	1,868	718	8,048	3,196
Tax benefit recognized	(569)	(212)	(2,551)	(973)

Net stock-based compensation	$1,299	$506	$5,497	$2,223

IPGP Q4 2011 Results/ 6

IPG PHOTONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$180,234	$147,860
Short-term investments	25,451	—
Accounts receivable, net	75,755	55,399
Inventories, net	116,978	72,470
Prepaid income taxes and income taxes receivable	13,565	2,663
Prepaid expenses and other current assets	11,855	13,816
Deferred income taxes, net	10,899	8,593

Total current assets	434,737	300,801
DEFERRED INCOME TAXES, NET	4,830	4,489
INTANGIBLE ASSETS, NET	6,157	7,131
PROPERTY, PLANT AND EQUIPMENT, NET	155,202	120,683
OTHER ASSETS	7,486	8,751

TOTAL	$608,412	$441,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$7,057	$6,841
Current portion of long-term debt	1,613	1,333
Accounts payable	11,122	9,510
Accrued expenses and other liabilities	47,285	50,105
Deferred income taxes, net	5,405	3,387
Income taxes payable	26,019	11,594

Total current liabilities	98,501	82,770
OTHER LONG-TERM LIABILITIES	4,452	1,735
LONG-TERM DEBT, NET OF CURRENT PORTION	15,726	15,644
REDEEMABLE NONCONTROLLING INTERESTS	46,123	24,903

Total liabilities	164,802	125,052

COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 47,616,115 and 46,988,566 shares issued and outstanding at December 31, 2011 and 2010, respectively	5	5
Additional paid-in capital	332,585	310,218
Retained earnings	122,833	5,567
Accumulated other comprehensive (loss) income	(12,100)	810

Total IPG Photonics Corporation stockholders’ equity	443,323	316,600
NONCONTROLLING INTERESTS	287	203

Total stockholders’ equity	443,610	316,803

TOTAL	$608,412	$441,855

IPGP Q4 2011 Results/ 7

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$121,009	$54,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,382	21,845
Provisions for inventory, warranty & bad debt	15,346	11,377
Other	7,535	3,893
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(21,672)	(23,897)
Inventories	(56,139)	(27,018)
Other	(2,535)	22,880

Net cash provided by operating activities	87,926	63,432

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(53,582)	(28,374)
Purchases of short-term investments	(25,451)	—
Acquisition of businesses, net of cash acquired	(750)	(4,108)
Other	109	(77)

Net cash used in investing activities	(79,674)	(32,559)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	43	742
Principal payments on long-term borrowings	(1,432)	(1,333)
Purchase of noncontrolling interests	—	(92)
Sale of redeemable noncontrolling interests	19,973	24,806
Exercise of employee stock options, issuances under employee stock purchase plan and related tax benefit from exercise	13,301	13,741
Other	—	(100)

Net cash provided by financing activities	31,885	37,764

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(7,763)	(3,697)

NET INCREASE IN CASH AND CASH EQUIVALENTS	32,374	64,940
CASH AND CASH EQUIVALENTS — Beginning of period	147,860	82,920

CASH AND CASH EQUIVALENTS — End of period	$180,234	$147,860

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$1,089	$998

Cash paid for income taxes	$36,733	$7,417